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SFX BROADCASTING, INC. LETTERHEAD



(BW)(SFX-BROADCASTING)(SFXBA) SFX Broadcasting Announces Pricing Of SFX Entertainment's $350 Million of Senior Subordinated Notes

     NEW YORK--(BUSINESS WIRE)--Feb. 9, 1998--SFX Broadcasting, Inc. (NASDAQ:
SFXBA) announced today that its live entertainment unit, SFX Entertainment, Inc., priced $350 million of Senior Subordinated Notes due 2008 at 9 1/8%, in a privately placed transaction. The closing of the transaction is scheduled for February 11, 1998. The issue, which was increased from $275 million, is non-callable for five years, but does permit a call for 35% of the issue at 109 1/8% with funds provided by any future equity financing. It is anticipated that SFX Entertainment will be spun off to SFX Broadcasting shareholders in the second quarter of 1998.

     SFX Entertainment intends to use the net proceeds of the offering, together with borrowings from its $300 million senior credit facility, to finance the cash consideration to be paid in its previously announced pending acquisitions, to repay debt in connection with these acquisitions, to pay certain related fees and expenses, to fund the planned 1998 capital expenditures, and for general corporate purposes.

     Robert F.X. Sillerman, Executive Chairman of SFX Broadcasting, said,
"We are pleased to have completed this important step in the financing of SFX Entertainment. SFX Entertainment will begin operations as a public company with a sound balance sheet giving us great flexibility to implement our strategy."

     The private offering has been made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and pursuant to offers and sales that occur outside the United States within the meaning under Regulation S of the Securities Act of 1933. These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     SFX Broadcasting, Inc. has previously announced that it entered into a merger agreement with an affiliate of Hicks, Muse, Tate & Furst whereby SFX's radio business will be acquired for cash consideration of $75 per share. Additionally, the agreement contemplates that before the merger SFX will spin-off to its current shareholders all of its assets related to the live entertainment business in the new public company, SFX Entertainment, Inc. SFX Entertainment currently consists of DelsenerSlater Enterprises, promoter for many of the major concert venues in the New York City metropolitan area; a long term leasehold interest in the Meadows Music Theater in Hartford, Connecticut; and Sunshine Promotions, one of the largest concert promoters in the Midwest. Upon consummation of its pending acquisitions of Bill Graham Presents, Contemporary Group, Concert/Southern, the Network Magazine Group and SJS Entertainment, and PACE Entertainment, SFX Entertainment will be one of the largest producers and promoters of live entertainment in the country. SFX Entertainment believes it will own and/or manage the nation's largest network of live entertainment venues, consisting of amphitheaters, theaters and clubs, either directly owned, under lease or under exclusive booking arrangements.
It will have 40 venues in 21 of the country's top 50 markets, including 9 amphitheaters in 6 of the top 10 markets. The company will also be a leading promoter and producer of touring Broadway shows, and it will produce and promote other live entertainment events such as specialized motor sports, music festivals, comedy tours, skating shows and other special events.



     CONTACT: Timothy J. Klahs
              Director, Investor Relations
              SFX Broadcasting, Inc.
              212/407-9126